Exhibit 21.1

Subsidiaries and VIEs

Subsidiaries of the Registrant	Place of Incorporation
Bai Zhi International Group Limited (Hong Kong)	Hong Kong
Zhejiang Jingrui Wangpu Technology Holding Group Co., Ltd.	PRC
Zhejiang Jingrui Wangpu Industrial Development Co., Ltd.	PRC

Variable Interest Entities of the Registrant	Place of Incorporation
Zibo Lunsheng Commerce and Trade Co., Ltd.	PRC
Shandong Yangxin Hongtai Commerce and Trade Co., Ltd.	PRC
Jinan Zhongyue Shengtai Economic and Trade Co., Ltd.	PRC
Dongying Yiqun Commerce and Trade Co., Ltd.	PRC
Zhejiang Jingrui Wangpu Quanwu Household Appliance Group Co., Ltd. (“Zhejiang JRWP Quanwu”)	PRC

Subsidiaries of Zhejiang JRWP Quanwu	Place of Incorporation
Beijing Jinnuo Baizhi Technology Co., Ltd.	PRC
Shanghai Jingqi Ruilin Digital Technology Co., Ltd.	PRC
Beijing Kangzhuang Shangde Enterprise Management Co., Ltd.	PRC
Jingrui Wangpu (Shandong) Commercial Operation Management Co., Ltd.	PRC
Bingzhou Jingrui Wangpu E-commerce Co., Ltd.	PRC
Wudi Jingrui Wangpu E-commercial Co., Ltd.	PRC
Yangxin Jingrui Wangpu E-commerce Co., Ltd.	PRC
Guangrao Jingrui Wangpu E-Commerce Co., Ltd.	PRC